Calgon Carbon Selected To Supply UV System To Treat Boston Drinking Water

PITTSBURGH, PA – September 28, 2009 – Calgon Carbon Corporation (NYSE: CCC) announced today that it has been selected by the Massachusetts Water Resources Authority (MWRA) to provide an ultraviolet (UV) disinfection system for the John Carroll Water Treatment Plant in Marlboro, Massachusetts.

Twelve Sentinel® Chevron 48 reactors (Chevron 48), scheduled to be delivered in June 2012, will treat up to 450 million gallons of drinking water per day.   The Chevron 48, which is Calgon Carbon’s highest flow unit in its Sentinel® product line, can treat up to 45 million gallons of water per day.  Earlier this year, the company was awarded a contract to supply 12 similar reactors for the treatment of San Francisco’s drinking water.

Commenting on this announcement, Jim Sullivan, Calgon Carbon’s vice president of UV technologies and business development said, “We are pleased that the MWRA selected our Sentinel® design to meet Boston’s disinfection and compliance needs.  The continued success of the Chevron 48 strengthens our position in the growing, global drinking water disinfection market.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain.  Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report  pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein.  Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control.  Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs.  In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

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